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                                                                     Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

         The following are the Company's subsidiaries as of April 10, 1998. All beneficial interests are wholly-owned by the Company and are included in the Company's consolidated financial statements.

         Name of Subsidiary                   State of Organization     Date of Incorporation
         ------------------                   ---------------------     ---------------------
         F & F Acquisition Corp.                      New York                 9-12-94
         Mount Vernon Distributors, Inc.              New York                 10-15-93
         MA Brands, Inc.                              Delaware                 9-16-97
